Exhibit 5.1

To the Board of Directors of FREYR Battery 412F, route d’Esch L-2086 Luxembourg Grand Duchy of Luxembourg

Luxembourg, 17 December 2021

Our ref. : 032637-70000/ 35658192
Bob.calmes@arendt.com
Tel. : (352) 40 78 78 234

FREYR Battery – S-8 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for FREYR Battery, a Luxembourg société anonyme, having its registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B251199, (the “Company”) in connection with the Company’s filing of a registration statement on Form S-8 with the U.S. Securities and Exchange Commission on 17 December 2021 under the Securities Act of 1933 (the “Registration Statement”) relating to the registration of an aggregate amount of 13,300,368 ordinary shares, each without nominal value (the “Plan Shares”), of which (i) 11,600,000 ordinary shares may be issued or granted by the Company under the Long Term Incentive Plan (as this term is defined below), (ii) 850,368 ordinary shares may be issued or granted by the Company under the 2019 Plan (as this term is defined below) and (iii) 850,000 ordinary shares may be issued or granted by the Company under the Jensen Employment Agreement (as this term is defined below). The Plan Shares to be newly issued by the Company under the Long Term Incentive Plan, the 2019 Plan and the Jensen Employment Agreement are hereinafter referred to as the “New Plan Shares”.

1.	Scope

In arriving to the opinions expressed below, we have examined and relied on the documents identified in Appendix A hereto as well as on such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

2.	Assumptions

We have assumed for the purposes hereof that the Company will at all times continue to have a sufficient authorised unissued share capital and sufficient authorised unissued ordinary shares, to issue the New Plan Shares under the Long Term Incentive Plan, the 2019 Plan and the Jensen Employment Agreement.

For the purposes of the present opinion we have further assumed

(i)	the genuineness of all signatures and seals and that all documents reviewed are duly signed by the persons purported to have signed them;

(ii)	the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us;

(iii)	that there have been no amendments to the documents in the form delivered to us for the purposes of this opinion;

(iv)	that there are no other resolutions, decisions, agreements or undertakings and no other arrangements (whether legally binding or not) which render any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affect the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion;

(v)	that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Long Term Incentive Plan, the 2019 Plan and the Jensen Employment Agreement and/or issue or grant the New Plan Shares;

(vi)	that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English;

(vii)	that the terms governing the Long Term Incentive Plan, the 2019 Plan and the Jensen Employment Agreement are legal, valid and binding under their respective applicable laws;

(viii)	that the corporate bodies of the Company and Freyr AS, a private limited liability company which was established under the laws of Norway, having its registered office at Nytorget 1, 8622 Mo i Rana, and registered with the Norwegian Register of Business Enterprises (Foretaksregisteret) (“FREYR”) have respectively approved, as applicable, the terms of the Long Term Incentive Plan, the 2019 Plan and the Jensen Employment Agreement, pursuant to which the New Plan Shares will be issued and/or granted, in accordance with applicable laws;

(ix)	that upon issue of any New Plan Shares the Company will receive payment:

a.	regarding the Long Term Incentive Plan, in cash or in kind of an issue price as determined in accordance with the Long Term Incentive Plan or has sufficient available reserves to be used to be converted into share capital for an amount equal to the par value of the new shares;

b.	regarding the 2019 Plan, in cash or in kind or has sufficient available reserves to be used to be converted into share capital for an amount equal to the par value of the new shares; and

c.	regarding the Jensen Employment Agreement, in cash or kind or has sufficient available reserves to be used to be converted into share capital for an amount equal to the par value of the new shares.

(x)	that in case of an issuance of New Plan Shares below their par value and/or in case of a payment of all or part of the subscription price of the New Plan Shares by a contribution in kind, relevant formalities under Luxembourg laws will be complied with;

(xi)	that the New Plan Shares will be issued within the limits of the authorised share capital of the Company;

(xii)	that there will be no amendments to the authorised share capital of the Company or expiration or insufficiency of the authorised share capital of the Company which would adversely affect the issue of the New Plan Shares and the conclusions stated in this opinion;

(xiii)	that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg;

(xiv)	that the Resolutions (as defined below) will be validly taken by the board of directors of the Company prior to any issuance of New Plan Share;

(xv)	that Notarial Deed(s) (as defined below) will be passed in front of a notary in Luxembourg in order to reflect the increase of the share capital of the Company by the issue of New Plan Shares (to the extent such issuance is required) within one month of the relevant Director Confirmation (as defined below);

(xvi)	the Resolutions and the Director Confirmation(s) will be adopted in substantially the same form as the drafts reviewed by us and will be true records of the proceedings described therein, that the resolutions set out in the Resolutions will be validly passed prior to any issuance of New Plan Shares and remain in full force and effect without modification;

(xvii)	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this legal opinion;

(xviii)	that the Company is not a party to any agreement providing that the claims, debts, liabilities and obligations which may have existed prior to the cross-border merger between the Company as the absorbing company and surviving entity and Norway Sub 1 AS, a private limited liability company which was established under the laws of Norway, having its registered office at Nytorget 1, 8622 Mo i Rana, and registered with the Norwegian Register of Business Enterprises (Foretaksregisteret) (“Norway Merger Sub 1”) as the absorbed company, in consideration of which the Company issued shares to the shareholders of Norway Merger Sub 1 (except to the Company) (the “Cross-Border Merger”) will end prior to or upon the Cross-Border Merger becoming effective;

(xix)	that the Long Term Incentive Plan, the 2019 Plan and the Jensen Employment Agreement have been validly approved;

(xx)	that the options issued by FREYR under the 2019 Plan and the Jensen Employment Agreement have been validly issued by FREYR in accordance with their governing law and terms and conditions and have been validly exchanged for Norway Merger Sub 1 options in accordance with applicable laws to Norway Merger Sub 1;

(xxi)	the options issued under the 2019 Plan and the Jensen Employment Agreement are governed by the laws of the Kingdom of Norway;

(xxii)	that Norway Merger Sub 1 was, prior to the date of effectiveness of the Cross-Border Merger, a company validly existing under the laws of the Kingdom of Norway and was not subject to any insolvency proceedings or similar proceedings affecting creditors generally; and

(xxiii)	that the Cross-Border Merger was in the corporate interest of each of the companies involved.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of gestion contrôlée, concordat, faillite, bankruptcy, moratorium (sursis de paiement) and other, insolvency, moratorium, controlled management, general settlement with creditors, reorganisation or similar laws affecting creditors’ rights generally.

3.	Opinion

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the New Plan Shares, once subscribed, fully paid-up and issued under the authorised share capital of the Company, and in accordance with (i) the Restated Articles of Association (as defined below) (ii) the Registration Statement (iii) the Long Term Incentive Plan, (iv) the 2019 Plan and the (v) Jensen Employment Agreement, will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

4.	Qualifications

This opinion speaks as of the date hereof and is subject to all limitations by reason of national or foreign bankruptcy, insolvency, winding-up, liquidation, moratorium, controlled management, suspension of payment, voluntary arrangement with creditors, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which affect the opinion in any respect.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance and/or grant of the New Plan Shares by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

We express no opinion on the validity or enforceability against all relevant parties of the Long-Term Incentive Plan or the Registration Statement in accordance with their respective terms under all relevant laws, save and insofar as such validity or enforceability are subject matter of specific opinions in this letter.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Bob Calmes
Bob Calmes
Partner

APPENDIX A – DOCUMENTS

1.	A copy of the consolidated articles of association of the Company as at 26 November 2021 (the “Restated Articles of Association”).

2.	A scanned copy of the signed written resolutions of the board of directors of the Company dated 9 July 2011 and 12 November 2021 that, among others, approved the Long Term Incentive Plan.

3.	A scanned copy of the signed minutes of the board of directors of FREYR dated 13 September 2019 and 1 December 2020 that, among others, approved the 2019 Plan.

4.	A scanned copy of the signed authorization dated 21 May 2021 granted by Steffen Føreid as sole director at that time to Torstein Dale Sjøtveit to sign on behalf of Norway Sub 2 AS, a Norwegian limited liability company with organization number 926 089 862 (which has merged with FREYR (with Norway Sub 2 AS as the surviving company)), among other documents, the Jensen Employment Agreement.

5.	A copy of the terms and conditions governing the Long Term Incentive Plan to be filed as exhibit 99.2 to the Registration Statement (the “Long Term Incentive Plan”).

6.	A copy of the executed FREYR 2019 incentive stock option plan dated 11 September 2019 to be filed as exhibit 99.1 to the Registration Statement (the “2019 Plan”).

7.	A copy of the executed employment agreement with Mr. Tom Einar Jensen dated 16 June 2021 to be filed as exhibit 99.3 to the Registration Statement (the “Jensen Employment Agreement”).

8.	A copy of the final version of the Registration Statement dated 17 December 2021.

9.	A draft of the resolutions of the directors of the Company approving, inter alia, the issuance of New Plan Shares under the Long Term Incentive Plan, the 2019 Plan and the Jensen Employment Agreement (the “Resolutions”).

10.	A form of notarial acknowledgement deed recording the issuance, of any, of New Plan Shares under the Long Term Incentive Plan, the 2019 Plan and the Jensen Employment Agreement (the “Notarial Deed”).

11.	A form of confirmation by the special attorney of the board of directors of the Company regarding the issuance, if any, of New Plan Shares under the Long Term Incentive Plan, the 2019 Plan and the Jensen Employment Agreement (the “Director Confirmation”).

12.	A copy of the certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 17 December 2021 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company.

13.	An excerpt dated 17 December 2021 in respect of the Company issued by the Luxembourg Trade and Companies’ Register.